QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

PROXY	HACIENDA BANK	PROXY

SPECIAL MEETING OF SHAREHOLDERS
                        , 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder acknowledges receipt of the Notice of Special Meeting of Shareholders of Hacienda Bank and the accompanying Proxy Statement-Prospectus dated                        , and revoking any proxy heretofore given, hereby appoints                        ,                         and                         , or any one of them, with full power to act alone, my true and lawful attorney(s), agent(s) and proxy, with full power of substitution, for me and in my name, place and stead to vote and act with respect to all shares of common stock of the Bank which the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held on                        , 2003, at             p.m., at                        , Santa Maria, California and at any and all adjournment or adjournments thereof, with all the powers that the undersigned would possess if personally present, as follows:

        1.     APPROVAL OF MERGER AGREEMENT. To approve the principal terms of the Agreement to Merge and Plan of Reorganization dated June 11, 2003, as amended on August 8, 2003 (the "Agreement") among Heritage Oaks Bancorp and Hacienda Bank and the transactions contemplated thereby pursuant to which (i) Hacienda Bank will merge with a subsidiary of Heritage Oaks Bancorp, and Hacienda Bank will continue as a surviving bank and a wholly-owned subsidiary of Heritage Oaks Bancorp; and (ii) a Hacienda Bank shareholder may elect to receive shares of Heritage Oaks Bancorp common stock, cash, or a combination for shares of Hacienda Bank stock, in accordance with the exchange ratio set forth in the merger agreement. Shareholders of Hacienda Bank who elect to receive shares of Heritage Oaks Bancorp will receive 0.5208 shares of Heritage Oaks common stock for each share of Hacienda Bank common stock that they own. Shareholders of Hacienda Bank electing cash will receive an amount of cash ranging from $6.50 to $6.75 per share depending on the performance of Heritage Oaks Bancorp common stock shortly before the closing. The amount of cash and Heritage stock is also subject to certain allocation procedures designed to ensure that at least 65% and up to a maximum of 75% of the total consideration paid to Hacienda Bank shareholders is paid in Heritage Oaks Bancorp common stock. The terms and conditions of the Agreement and the formula for calculating the amount of cash to be issued for each share of Hacienda Bank common stock are set forth in the accompanying Proxy Statement/Prospectus dated                        , 2003. Approval of the principal terms of the Agreement requires the affirmative vote of a majority of the outstanding shares of Hacienda Bank common stock.

☐ FOR        ☐ AGAINST        ☐ABSTAIN

        2.     OTHER BUSINESS.

        To transact such other business as may properly come before the meeting.

        Execution of this proxy confers authority to vote "FOR" each proposal listed above unless the shareholder directs otherwise. If any other business is presented at said meeting, this proxy shall be voted in accordance with the recommendations of the Board of Directors. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

I/WE DO ☐ or I/WE DO NOT ☐ expect to attend the meeting.

Dated:	, 2003	(Number of Shares)

Signature of Shareholder(s)

Signature of Shareholder(s)

QuickLinks

SPECIAL MEETING OF SHAREHOLDERS , 2003